Exhibit 23.1

AGCA, Inc. Certified Public Accountants

Member of Alliott Group, a worldwide alliance of independent firms

411 E. Huntington Drive, Suite 308, Arcadia, CA 91006• Website: www.agcacpa.com
• Phone: (626) 446-4000   • Fax: (626) 446-4002• E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement on Post-Effective Amendment No. 1 to Form S-1 of China Carbon Graphite Group, Inc., to be filed with the Securities and Exchange Commission on or about May 10, 2010, of our report dated April 10, 2009 on our audit of the consolidated financial statements of China Carbon Graphite Group, Inc. and subsidiaries for the year ended December 31, 2008.

We also consent to the use of our name and the reference to us under the “Experts” section of the registration statement.

/s/ AGCA, Inc.

Arcadia, California
May 10, 2010